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                                                                    EXHIBIT 10.6

C2, INC.
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                                                 700 N. Water Street, Suite 1200
                                                      Milwaukee, Wisconsin 53202
                                                        Telephone (414) 291-9000
                                                        Facsimile (414) 291-9061

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                CONTACT: WILLIAM T. DONOVAN
JANUARY 7, 2003                                                PRESIDENT AND CEO
                                                                  (414) 291-9000

              C2, INC. ACQUIRES REMAINING 29.4% OF ZERO ZONE, INC.

         Milwaukee, WI - C2, Inc. (Nasdaq:CTOO) announced today it has acquired the 29.4 percent minority interest in Zero Zone, Inc. that it did not previously own. The consideration paid to the minority interest holders, all of whom are current members of Zero Zone's management team, was 190,000 shares of C2, Inc. common stock. The share exchange was based on the recent 20-day average trading price of C2's shares valuing the transaction at approximately $2,500,000. These shares have not been registered under the Securities Act of 1933 and, as such, after 12 months dispositions would be subject to Rule 144. Zero Zone is now a wholly-owned subsidiary of C2, Inc.

         Commenting on the announcement, William T. Donovan, C2 President and CEO, said, "This exchange is very much a win-win for C2 and the management team of Zero Zone. It consolidates the ownership of Zero Zone which has a number of beneficial factors for C2. This transaction is immediately accretive and expected to be highly accretive in 2003 given Zero Zone's outlook for significant growth in revenues and earnings. We also believe the objectives of the original acquisition structure in which Zero Zone's management team acquired a direct ownership stake have been achieved and the exchange of the remaining interest into C2 shares better aligns this team with C2's strategic goals."

C2, INC. IS A MILWAUKEE-BASED PUBLIC COMPANY WITH TWO OPERATING BUSINESSES, TOTAL LOGISTIC CONTROL AND ZERO ZONE.

TOTAL LOGISTIC CONTROL

         TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, packaging and fulfillment services. Operations are conducted through a network of 38 logistic




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                                                         C2, INC. - NEWS RELEASE
                                                                 JANUARY 7, 2003
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centers with 36.3 million cubic feet of refrigerated  capacity and over
3 million square feet of dry warehouse space making it the tenth largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 380 tractors with over 600 refrigerated and dry trailers and 5 transportation terminals. TLC recently was cited by Inbound Logistics as a Top
10 Provider of Third Party Logistics Excellence for the fifth year in a row. TLC is a wholly-owned subsidiary of C2, Inc. More information about TLC is available at www.totallogistic.com.

ZERO ZONE

         Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products. In 2002, Zero Zone acquired Zero Zone Refrigeration which manufactures refrigeration houses and racks to power and control the refrigeration systems, electrical panels, air conditioning and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of C2, Inc. More information about Zero Zone is available at www.zero-zone.com.

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management's expectations. The forward-looking statements involve risks and uncertainties, including but not limited to:

     - Demand for warehousing, transportation, logistic services, refrigerated display and refrigeration control systems cases may be adversely affected by increases in interest rates, adverse economic conditions, increased energy costs, loss of a material customer, weather or other factors.
     - Growth in volume of services or products may be adversely affected by reduced ability to identify and hire qualified employees.
     - The Company's profitability may be adversely affected by increases in interest rates because a significant portion of the Company's capital structure is debt, a portion which bears interest at variable interest rates.
     - The Company's profitability may be adversely affected by performance which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.
     - Consolidation within the food industry or food retailers could negatively impact the Company's customers.
     - The Company's market share may be adversely affected as a result of new or increased competitive conditions in warehousing, transportation or display case and refrigeration control systems manufacturing.

Additional information about risks and uncertainties discussed above as well as additional material risks in the Company's business may be found in the Company's Annual Report on Form 10-K for the year 2001 and other filings the Company made from time to time with the Securities and Exchange Commission.

         This and other C2, Inc. news releases and additional corporate data can be found on C2's website at www.c2-inc.com.

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